Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus pertaining to the Sovereign Bancorp, Inc. 2006 Non-Employee Director Compensation Plan and to the incorporation by reference therein of our reports dated March 1, 2007, with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Sovereign Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sovereign Bancorp, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
July 16, 2007